Exhibit 99.2

Deal Structure Update 1

DISCLAIMER 2 This presentation (the “presentation”) is for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any equity, debt or other financial instruments of FAST Acquisition Corp . (“FAST”) or Fertitta Entertainment, Inc . (“FEI”) or any of their respective affiliates . The presentation has been prepared to assist parties in making their own evaluation with respect to the proposed business combination (the "Business Combination") between FAST and FEI and for no other purpose . It is not intended to form the basis of any investment decision or any other decisions with respect of the Business Combination . No legally binding obligations will be created, implied, or inferred from this presentation or the information contained herein . No Representation or Warranty . No representation or warranty, express or implied, is or will be given by FAST or FEI or any of their respective affiliates, directors, officers, employees or advisers or any other person as to the accuracy or completeness of the information in this presentation or any other written, oral or other communications transmitted or otherwise made available to any party in the course of its evaluation of the Business Combination, and no responsibility or liability whatsoever is accepted for the accuracy or sufficiency thereof or for any errors, omissions or misstatements, negligent or otherwise, relating thereto . This presentation does not purport to contain all of the information that may be required to evaluate a possible investment decision with respect to FAST or FEI, and does not constitute investment, tax or legal advice . The recipient also acknowledges and agrees that the information contained in this presentation is preliminary in nature and is subject to change, and any such changes may be material . FAST and FEI disclaim any duty to update the information contained in this presentation . Any and all trademarks and trade names referred to in this presentation are the property of their respective owners . The only obligations of any such person shall be those of FAST and FEI as set forth in the definitive agreement previously executed by FAST and FEI (as the same may be amended, modified or supplemented from time to time) regarding the proposed transaction between FAST and FEI . The proposed Business Combination is subject to, among other things, the approval by FAST’s stockholders, satisfaction of the conditions set forth in the definitive agreement, and the negotiation and execution of any amendment, modification or supplement thereto and receipt of any necessary approvals or consents in connection therewith . Accordingly, there can be no assurance that the updated deal structure discussed in this presentation will be entered into or agreed, or that the proposed Business Combination will be consummated on the updated terms or at all . Forward looking statements . This presentation contains “forward looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995 . Forward looking statements include, without limitation, statements regarding the estimated future financial performance, financial position and financial impacts of the Business Combination as well as of FAST, FEI and the combined company following the Business Combination, the satisfaction of closing conditions to the Business Combination, the level of redemption by FAST's public stockholders and purchase price adjustments in connection with the Business Combination, the timing of the completion of the Business Combination, the anticipated pro forma enterprise value and projected revenue of the combined company following the Business Combination, anticipated ownership percentages of the combined company's stockholders following the potential transaction, and the business strategy, plans and objectives of management for future operations, including as they relate to the potential Business Combination . Such statements can be identified by the fact that they do not relate strictly to historical or current facts . When used in this presentation, words such as “pro forma,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will”, “would” and similar expressions may identify forward looking statements, but the absence of these words does not mean that a statement is not forward looking . When FAST discusses its strategies or plans, including as they relate to the Business Combination, it is making projections, forecasts and forward looking statements . Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, FAST's management . These forward looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results . Most of these factors are outside of FAST's and FEI's control and are difficult to predict . Factors that may cause such differences include, but are not limited to : (1) FAST's ability to complete the Business Combination or, if FAST does not complete the Business Combination, any other initial business combination ; (2) satisfaction or waiver (if applicable) of the conditions to the Business Combination, including with respect to the approval of the stockholders of FAST ; (3) the ability to maintain the listing of the combined company's securities on the New York Stock Exchange or another exchange ; (4) the risk that the Business Combination disrupts current plans and operations of FAST or FEI as a result of the announcement and consummation of the transaction described herein ; (5) the impact of COVID - 19 on FEI’s business and operations and/or the ability of the parties to complete the Business Combination ; (6) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees ; (7) costs related to the Business Combination ; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the Business Combination ; (9) the possibility that FAST and FEI may be adversely affected by other economic, business, and/or competitive factors ; (10) the outcome of any legal proceedings that may be instituted against FAST, FEI or any of their respective directors or officers following the announcement of the Business Combination ; (11) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments ; and (12) other risks and uncertainties indicated from time to time in the Registration Statement (as defined below) related to the Business Combination, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission (“SEC”) by FAST TX (as defined below) or FEI . You are cautioned not to place undue reliance upon any forward looking statements . Forward looking statements included in this presentation speak only as of the date of this presentation . Neither FAST nor FEI undertakes any obligation to update its forward looking statements to reflect events or circumstances after the date hereof . Additional risks and uncertainties are identified and discussed in FAST’s and FEI’s reports filed or to be filed with the SEC . No Offer or Solicitation . This presentation shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination . This presentation does not constitute, or form a part of, an offer to sell or the solicitation of an offer to sell or an offer to buy or the solicitation of an offer to buy any securities, and there shall be no sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933 , as amended, and otherwise in accordance with applicable law . Use of Projections . This presentation contains financial forecasts . Neither FAST's nor FEI's independent auditors have studied, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, neither of them has expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation . These projections are for illustrative purposes only and should not be relied upon as being necessarily indicative of future results . In this presentation, certain of the above mentioned projected information has been provided for purposes of providing comparisons with historical data . The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information . Projections are inherently uncertain due to a number of factors outside of FAST's or FEI's control . Accordingly, there can be no assurance that the prospective results are indicative of future performance of FAST, FEI or the combined company after the Business Combination or that actual results will not differ materially from those presented in the prospective financial information . Inclusion of the prospective financial information in this presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved . Industry and Market Data . In this presentation, we rely on and refer to information and statistics regarding market participants in the sectors in which FEI competes and other industry data . We obtained this information and statistics from third party sources, including reports by market research firms and company filings . Being in receipt of the presentation you agree you may be restricted from dealing in (or encouraging others to deal in) price sensitive securities . Non - GAAP Financial Matters . This presentation includes certain non GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, free cash flow and Return on Investment . EBITDA is defined as net income plus tax expense, interest expense and depreciation and amortization . Adjusted EBITDA is defined as EBITDA, less non - recurring expenses . Free cash flow is defined as Adjusted EBITDA less capital expenditures . Note that free cash flow does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations . Return on Investment is defined as EBITDA, divided by Total Investment . These financial measures are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may be different from non - GAAP financial measures used by other companies . FAST and FEI believe that the use of these non - GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends . These non - GAAP measures with comparable names should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP . See the footnotes on the slides where these measures are discussed for a description of these non - GAAP financial measures and reconciliations of such non - GAAP financial measures to the most comparable GAAP amounts can be found . This presentation includes certain forward looking non - GAAP financial measures . To the extent a reconciliation of these non - GAAP financial measures to the most directly comparable GAAP financial measures is not provided in this presentation, it is because neither FAST nor FEI is able to provide such reconciliation without unreasonable effort . Additional Information . In connection with the Business Combination, FAST's wholly owned subsidiary, FAST Merger Corp . (“FAST TX”), intends to file with the U . S . Securities and Exchange Commission (the “SEC”) a registration statement on Form S - 4 (the “Registration Statement”) which will include a proxy statement/prospectus, and certain other related documents, which will be both the proxy statement to be distributed to holders of shares of FAST’s common stock in connection with FAST's solicitation of proxies for the vote by its stockholders with respect to the Business Combination and other matters as may be described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities of FAST TX be issued in the Business Combination . FAST’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus included in the Registration Statement and the amendments thereto and the definitive proxy statement/prospectus, as these materials will contain important information about the parties to the definitive agreement, FAST and the Business Combination . After the Registration Statement is declared effective, the definitive proxy statement/prospectus will be mailed to stockholders of FAST as of a record date to be established for voting on the Business Combination and other matters as may be described in the Registration Statement . Stockholders will also be able to obtain copies of the proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference in the proxy statement/prospectus, without charge, once available, at the SEC’s web site at www . sec . gov, or by directing a request to : FAST Acquisition Corp . , 3 Minetta Street, New York, New York 10012 , Attention : Sandy Beall, Chief Executive Officer . Participants in the Solicitation . FAST, FEI and their respective directors and officers may be deemed participants in the solicitation of proxies of FAST stockholders in connection with the Business Combination . FAST’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of FAST in FAST’s Registration Statement on Form S - 1 , which was initially filed with the SEC on August 4 , 2020 and is available at the SEC’s website at www . sec . gov or by directing a request to FAST at the address above . Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to FAST stockholders in connection with the Business Combination and other matters to be voted upon at the Special Meeting will be set forth in the Registration Statement for the Business Combination when available . Additional information regarding the interests of participants in the solicitation of proxies in connection with the Business Combination will be included in the Registration Statement that FAST TX intends to file with the SEC . 2

UPDATE SUMMARY 3 3 • Given the strong operating performance of certain assets previously excluded from the transaction, Golden Nugget and FAST are contemplating amending the merger agreement to include these assets for stock consideration • The potential amendment contemplates adding 49 (1) high quality assets to the transaction, including: • Upscale Mastro’s, Catch and Vic & Anthony’s restaurant brands • Specialty assets including Fisherman’s Wharf, Pleasure Pier and three aquariums • Additional casual concepts including Cadillac Bar and Fish Tales • Pro forma for the new contributed assets and accelerated post - COVID reopening, Golden Nugget expects to achieve 2021E EBITDA of $790 million (2) • Based on the revised transaction terms, the deal has been significantly improved for FAST shareholders • TEV / 2021E EBITDA of 11.0x (vs. 11.9x in original deal structure) • Net Debt / 2021E EBITDA of 4.1x (vs. 5.6x in original deal structure) 1. 42 excluding Catch. 2. Includes Catch Hospitality pro forma at $25 million. Estimate updated to $800 million as of June 30 th , 2021.

SIMPLIFIES THE TRANSACTION 1 4 4 4 IMPROVES THE OVERALL OPERATING CASH FLOW 2 OPPORTUNITY FOR LARGE M&A 6 PROVIDES BETTER ASSETS FOR ORGANIC GROWTH 5 SIGNIFICANTLY DELEVERAGES THE COMPANY TJF ALL IN 7 3 ELIMINATES CONFLICTS RATIONALE FOR THE DEAL

5 Source: GN, LLC management. 1. Represents two licensed restaurants. 5 (1) SIGNIFICANT HIGH - QUALITY ASSETS

CATCH RESTAURANTS 6 6 CATCH ARIA CATCH NEW YORK CATCH LOS ANGELES CATCH STEAK

MASTRO'S RESTAURANTS 7 7 MASTRO'S NEW YORK CITY MASTRO'S OCEAN CLUB BOSTON MASTRO'S MALIBU MASTRO'S WASHINGTON D.C.

SPECIALTY ENTERTAINMENT CONCEPTS 8 8 DOWNTOWN HOUSTON AQUARIUM KEMAH BOARDWALK DOWNTOWN DENVER AQUARIUM GALVESTON PLEASURE PIER

9 CONSOLIDATED 1 ST QUARTER RESULTS Note: Excludes GNOG, actual results. Mar 2021 Mar 2019 Revenue $634,294 $826,138 Unit Level EBITDA $180,357 $176,085 % of Revenue 28.4% 21.3% Adjusted EBITDA $146,891 $139,521 % of Revenue 23.2% 16.9% SUBSTANTIAL MARGIN EXPANSION IN A CHALLENGING SALES ENVIRONMENT ($000’s) Quarter Ended 9

10 CONSOLIDATED 2021 REVENUE BY MONTH ($ in millions) 1. Excludes Catch Hospitality and GNOG. 10 Month Revenue (1) January $173.3 February $183.9 March $268.9 April $279.0

11 HISTORICAL PRO FORMA & MODEL PROJECTIONS SUMMARY (1) 1. Excludes GNOG. 2. Pro forma for acquired units in 2019 and the first quarter of 2020 as if in a full year. Pro forma for closed units through FY20. 3. Assumes normalization begins in Q2. 4. Estimate updated to $800 million as of June 30 th , 2021. FY19PF (2) FY20A FY21E (3) Revenue $3,851 $2,186 $3,345 Unit Level EBITDA $ 845 $ 395 $ 915 G&A & Other Expense ($ 145) ($ 115) ($ 125) EBITDA $ 700 $ 280 $ 790 (4) EBITDA % 18.2% 12.8% 23.6% ($ in millions) 11

12 CONSOLIDATED PROJECTED FREE CASH FLOW (1) 1. Assumes no acquisitions or M&A. 2. Estimate updated to $800 million as of June 30 th , 2021. 3. Assumes transaction debt repayment occurs January 1 st , 2021. 2021E Adjusted EBITDA $790.0 (2) Less: Cash Interest Expense (3) (171.0) Capex (120.0) Cash Taxes (30.0) Free Cash Flow Before Debt Paydown $469.0 % Conversion 59% ($ in millions) 12

CAPITALIZATION TABLE ($ in millions) 1. Represents Golden Nugget’s projected capitalization at closing. 2. Includes existing cash on the balance sheet. 3. Pro forma for anticipated debt - to - equity conversions. Maturity Pre - Transaction (1) Post Transaction Secured Net Debt (2) Oct - 23 $2,607 $1,857 Senior Notes (3) Oct - 24 $1,323 $1,222 Subordinated Notes (3) Oct - 25 $ 670 $ 282 Total $4,600 $3,360 Less: Incremental Cash to Balance Sheet (120) Pro Forma Net Debt $3,240 13 13

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UPDATED DEAL TERMS

Valuation Summary

- FAST Acquisition Corp. ("FAST") is a publicly listed special purpose acquisition vehicle with over $200 million cash
- Fertitta Entertainment, Inc., the parent company of Golden Nugget, Inc., ("Golden Nugget" or the "Company") is a market-leading casino, online gaming and restaurant operator
- FAST to combine with Fertitta Entertainment, Inc.
  - Includes $409 million of equity value associated with held shares of Golden Nugget Online Gaming ("GNOG")[9]
- $1,240 million raised through a private placement of public equity ("PIPE")
  - Proceeds used to pay down debt

Sources & Uses

($ in millions)

Sources		Uses	
Golden Nugget Projected Net Debt [1]	$4,600	Acquisition of Golden Nugget [2]	$8,442
Equity Issued to Fertitta [3]	3,842	Paydown of Golden Nugget Debt	1,240
PIPE Proceeds	1,240	Incremental Cash to Balance Sheet	120
Cash Held in Trust [4]	200	Transaction Fees	80
Equity Consideration for Catch Hospitality	190	Purchase of Catch Hospitality	190
Total Sources	**$10,072**	**Total Uses**	**$10,072**

Illustrative Valuation

($ in millions, unless per share data)

2021E EBITDA [5]	$790
Transaction Multiple	10.4x
Enterprise Value (Excluding GNOG)	**$8,223**
Fertitta Owned GNOG Shares [6]	31.5
Share Price	$13.00
GNOG Equity Value	**$409**
Enterprise Value (Including GNOG and Catch)	**$8,632**

Pro Forma Basic Shares Outstanding



3.1%
0.5%
3.6%
22.6%
70.1%
Equity Issued to Fertitta
PIPE Shareholders
FAST Shareholders
Catch Shareholders(7)
FAST Promote(8)

Note: $ in millions (except per share data).
1. Represents the projected Net Debt at closing for Golden Nugget.
2. Excludes Catch Hospitality.
3. Will be issued Class B shares with 10-to-1 voting rights which sunset when Tilman Fertitta's economic ownership falls below 20%.
4. Assumes no redemptions of public shares by FAST shareholders.
5. Excludes GNOG. Estimate updated to $800 million as of June 30, 2021.
6. Shares in millions.
7. Catch Hospitality 50% owned by Fertitta Entertainment.
8. FAST founders to forfeit 40% of their promote shares.
9. GNOG contribution value calculated using a share price of $13.00.

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11.9x 1 3 . 5 x 11.0x 20.1x 15.6x 14.7x 12.8x 15.7x 14.4x 1 1 . 6 x 8 . 2x 16.0x 14.1x 10.7x C urrent New Market Proposed C ae s ars C hurchi l l Downs Bally's Texas Darden Roadhouse Restaurants C ra c k e r Barrel Brinker Mo n ar c h R ed R o c k Resorts Boyd Gaming PUBLIC COMPARABLES – Enterprise Value / 2021E EBITDA 15 1. Includes contribution of GNOG at a share price of $23.00. 2. Based on EBITDA projections of $575mm in 2021 and current market price of FST shares @ $12.63. 3. Based on Pro Forma 2021 EBITDA of $790mm. Estimate updated to $800 million as of June 30, 2021. 4. Assumes the company's outstanding convertible notes are converted into common stock. Land Based Operators with Online Presence R estau r ants Regional Gaming Operators Va l ua t i on (2) S c e n ar i o (3) Penn Na t iona l (4) 15 Golden Nugget Source: Capital IQ, Wall Street research and company filings. Note: Trading data as of 6/4/2021. Original Deal @ Pricing (1) Average: 15.8x Average: 12.5x Average: 13.6x New Proposal: 11.0x

16 16 DRAMATICALLY IMPROVED CAPITAL POSITION 5.6x 4.1x Original Deal New Deal Net Debt to EBITDA Multiple • Estimated Free Cash Flow of $400+ million ($ in millions)

EXPECTED TIMELINE TO CLOSE 17 17 • Week of June 28th – File Amended Merger Agreement • Week of July 19th – File Proxy Statement • Week of October 18th – Finalize SEC Review and Mail Proxy • Week of November 1st – Final Shareholder Vote and Regulatory Approval • Week of November 8th – Close Deal